Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Tangoe, Inc.
at
$6.50 NET PER SHARE
by
TAMS Inc.
a wholly-owned subsidiary of
Asentinel, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON JUNE 13, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

May 12, 2017

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by TAMS Inc., a Delaware corporation (the "Offeror") and a wholly-owned subsidiary of Asentinel, LLC, a Delaware limited liability company ("Parent"), to act as Information Agent in connection with the Offeror's offer to purchase all outstanding shares of common stock, par value $0.0001 per share (the "Common Stock"), of Tangoe, Inc., a Delaware Corporation (each share of Common Stock is referred to herein as a "Share"), at a purchase price of $6.50 per Share, net to the seller in cash, without interest and subject to deduction for any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 12, 2017 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

          1.     Offer to Purchase dated May 12, 2017;

          2.     Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares), together with the included Internal Revenue Service Form W-9;

          3.     Notice of Guaranteed Delivery to be used to accept the Offer if share certificates for such Shares (the "Share Certificates") are not immediately available or if the Share Certificates, certificates representing shares of Common Stock, and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, in each case, on a timely basis; and

          4.     A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        To validly tender Shares held of record in certificated form or in book-entry form through the direct registration system, stockholders must deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other documents required by the Depositary, and certificates, if applicable, for tendered Shares to the Depositary, at its address set forth in the Letter of Transmittal, all of which must be received by the Depositary prior to the expiration of

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the Offer pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares"—of the Offer to Purchase.

        To validly tender Shares held in "street name" (i.e., Shares held in electronic book-entry form other than through the direct registration system), stockholders must contact the institution that holds their Shares for instructions on how to tender Shares. The valid tender of Shares held in "street name" requires an Agent's Message (as defined in Section 2 of the Offer to Purchase) in lieu of the Letter of Transmittal.

        Stockholders whose Share Certificates are not immediately available or who cannot deliver the certificates, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis or who cannot deliver all other required documents to the Depositary prior to the expiration of the Offer, may tender their Shares by properly completing and duly executing a Notice of Guaranteed Delivery.

        Neither Parent nor the Offeror will pay any fees or commissions to any broker or dealer or to any other person (other than to the undersigned and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your clients. The Offeror will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 10:00 a.m., New York City time, on June 13, 2017, unless the Offer is extended or earlier terminated. Previously tendered Shares may be withdrawn at any time prior to the Offer Expiration Date and, if Offeror has not accepted such Shares for payment by July 11, 2017, such Shares may be withdrawn at any time after that date until Offeror accepts Shares for payment.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer or the previously scheduled termination of any subsequent offering period, as applicable, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. The procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares"—of the Offer to Purchase may not be used during any subsequent offering period. Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

        Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Parent, the Offeror, Marlin Equity IV, L.P., Marlin Management Company, LLC, the Company, the Information Agent, the Depositary or any affiliate of any of the foregoing or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.

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